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                                  Exhibit 99.1
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Escalade, Incorporated.
P.O. Box 889
817 Maxwell Avenue
Evansville, IN 47706-0889
Phone (812) 467-1200
Fax     (812) 467-1300

                              FOR IMMEDIATE RELEASE
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                        ESCALADE TO SELL ESCALADE SPORTS

         EVANSVILLE, INDIANA, June 26, 1998 (Nasdaq: ESCA) -- Escalade, Incorporated ("Escalade") today announced that it has signed a definitive agreement to sell substantially all of the assets of its sporting goods business to JEN Sports, Inc., a wholly owned subsidiary of Sportcraft, Ltd. Escalade currently operates its sporting goods business under the name "Escalade Sports" through its Indian Industries and Harvard Sports subsidiaries. The purchase price for the sale of the assets is $74.5 million, subject to adjustment as provided in the definitive agreement.

         Escalade's Board of Directors has unanimously approved the transaction. Consummation of the asset sale is subject to, among other things, approval by Escalade's stockholders at a special meeting of stockholders expected to be held in August 1998. The directors and executive officers of Escalade, who collectively beneficially own approximately 33% of the outstanding shares, have granted to Sportcraft irrevocable proxies to vote their shares in favor of the asset sale at the special meeting of stockholders. The asset sale is currently expected to close in the third quarter of 1998.

         Robert E. Griffin, Escalade's Chairman of the Board and Chief Executive Officer, said, "We believe that the sale of Escalade Sports is very positive for both Escalade's stockholders and the employees of Escalade Sports. The sale of Escalade's sporting goods business will enable Escalade to focus on expanding its office and graphic arts products business, partially through the use of the after tax proceeds from the asset sale. We also believe that Sportcraft is an excellent strategic fit for Escalade Sports and that their combined strengths will create many complementary operational and market opportunities."

         Michael Nally, Sportcraft's Chief Executive Officer, said, "The acquisition of the Escalade Sports business will significantly strengthen and expand our presence in the sporting goods industry. We are also very pleased that the Escalade Sports employees, with their tremendous experience in the industry and reputation, will become a part of the Sportcraft team, and we look forward to their significant contributions."



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         Escalade, Incorporated, based in Evansville, Indiana, produces and sells sporting goods products through Escalade Sports. Escalade also produces and sells office and graphic arts products through Martin Yale. Escalade and its predecessors have produced sporting goods for over 70 years and have produced office machines for over 40 years.

         Sportcraft, a privately-held company based in Mt. Olive, New Jersey, is a market leader in indoor/outdoor sports products such as darts, dartboards, table games, volleyball sets, badminton sets, billiard equipment and table tennis equipment.


Contact:  Robert E. Griffin or John R. Wilson